Exhibit 5.1
April 11, 2006
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
Ladies and Gentlemen:
     We have acted as counsel to XO Holdings, Inc. (the “Company”), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 45,380,000 shares (the “Shares”) of its common stock, par value $.01 per share (“Common Stock”), held by the Allegiance Telecom Liquidating Trust.
     We have examined copies of: (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company; (iii) the resolutions and related minutes of the Company’s Board of Directors authorizing and approving the registration of the Shares and approving the preparation and filing of the registration statement applicable to the Shares; and (iv) such registration statement and the Prospectus included therein. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.
     In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.
     Based on the foregoing, we are of the opinion that:
1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     This opinion is limited to the federal law of the United States, the General Corporation Law of the State of Delaware and the relevant provisions of the Delaware Constitution.
     The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP